Via Facsimile and U.S. Mail
Mail Stop 6010

                                                        May 16,
2006


Mr. P. Bruce Camacho
Executive Vice President and Chief Financial Officer
Assurant, Inc.
One Chase Manhattan Plaza, 41st Floor
New York, NY 10005

Re:    Assurant, Inc.
       Form 10-K for the Fiscal Year Ended December 31, 2005
       Filed March 10, 2006
       File No. 001-31978

Dear Mr. Camacho,

         We have completed our review of your Form 10-K and have no further comments at this time.


                                                        Sincerely,



                                                        Joseph J.
Roesler
                                                        Accounting
Branch Chief